Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Comstock Resources, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-112100) of our report dated March 19, 2003, with respect to the consolidated balance sheet of Comstock Resources, Inc., as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 Annual Report on Form 10-K of Comstock Resources, Inc., and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the Company’s method of accounting for derivative instruments effective January 1, 2001.

KPMG LLP
Dallas, Texas
May 18, 2004